As filed with the Securities and Exchange Commission on July 2, 2015
Registration No. 333-

United States
Securities and Exchange Commission
Washington, D.C. 20549
______________________________
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ______________________________
American Capital Senior Floating, Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	46-1996220
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
American Capital Senior Floating, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
(301) 968-9310
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
______________________________
Samuel A. Flax, Esq.
Executive Vice President, Chief Compliance Officer and Secretary
American Capital Senior Floating, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
(301) 968-9310
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
 ______________________________
Copies to:

Richard E. Baltz, Esq.
Darren C. Skinner, Esq.
Arnold & Porter LLP
555 Twelfth Street, N.W.
Washington, DC 20004-1206
(202) 942-5000
 ______________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check One):
Large accelerated filer  ☐        Accelerated filer  ☐         Non-accelerated filer  ☒         Smaller reporting company  ☐

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock ($0.01 par value)	4,000,000	$12.785	$51,140,000	$5,942.47

______________

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
In reliance upon Rule 457(p) under the Securities Act, the registration fee has been satisfied by applying $5,942.47 of the previously paid filing fee of $36,828 (of which $13,299 remains) that was paid with respect to $270 million of common stock previously registered (of which $97.5 million were not sold or available to cover over-allotments thereunder) pursuant to a registration statement on Form N-2 (File No. 333-190357) filed on August 2, 2013, leaving $7,356.53 of such previously paid amount remaining.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the common stock as reported on The NASDAQ Global Select Market as of June 30, 2015.

Dividend Reinvestment and Stock Purchase Plan
4,000,000 shares of Common Stock
 __________________________________________________
This prospectus relates to 4,000,000 shares of common stock, $0.01 par value per share (“common stock”), of American Capital Senior Floating, Ltd. registered for purchase under the American Capital Senior Floating, Ltd. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).
The Plan provides its participants with a simple and convenient method of automatically investing cash dividends and distributions in additional shares of our common stock, unless a stockholder elects to receive cash. The optional cash purchase component of the Plan permits participants to purchase additional shares of our common stock on a monthly basis in amounts, subject to certain exceptions, ranging from $50 to $10,000 or, with our prior approval, in excess of $10,000. Highlights of the Plan include:

•	Automatic reinvestment of dividends and other distributions on our common stock, unless a stockholder elects to receive cash.

•	Optional cash purchases of between $50 and $10,000 per month or, with our prior approval, in excess of $10,000 per month.

•	Up to a 3% discount on shares of our common stock purchased under the Plan for purchases, with our prior approval, in excess of $10,000 per month.

•	Certificate safekeeping in book-entry form available at no charge to participants.

•	Detailed record keeping and reporting will be provided at no charge to participants.

•	Optional automatic investment withdrawals from your bank account.
Our common stock is listed on The NASDAQ Global Select Market under the symbol “ACSF.” As of June 30, 2015, the last reported sales price for our common stock was $12.65 per share. We suggest that you retain this prospectus for future reference.

Investing in our common stock involves significant risks. You should carefully consider these risks together with all of the other information contained in this prospectus before making a decision to purchase our common stock. See the section entitled “Risk Factors” on page 1 of this prospectus and in our latest Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or other periodic reports filed by us updating such disclosure.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 2, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus provides you with a general description of our common stock. This prospectus includes or incorporates by reference all material information relating to an offering. Please carefully read this prospectus together with the additional information described below under “Where You Can Find More Information.”

Except where the context suggests otherwise, in this prospectus “we,” “us,” “our,” “ACSF” and “the Company” refer to American Capital Senior Floating, Ltd., a Maryland corporation, and its consolidated subsidiary, ACSF Funding I, LLC, a Delaware limited liability company; “our Manager” refers to American Capital ACSF Management, LLC, a Delaware limited liability company; and “American Capital” refers to American Capital, Ltd., a Delaware corporation.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by such document in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such documents. Neither the delivery of this prospectus nor any distribution of common stock pursuant to such document shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Information contained or incorporated by reference in this prospectus or prospectus summary may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plans,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. The matters described throughout this prospectus and in any exhibits to the registration statement of which this prospectus is a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

ii

THE COMPANY

We are structured as an externally managed, non-diversified closed-end investment management company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). For tax purposes, we intend to elect to be taxed as a regulated investment company (“RIC”), as defined in Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

Our investment objective is to provide attractive, risk-adjusted returns over the long term primarily through current income while seeking to preserve our capital. We actively manage a leveraged portfolio composed primarily of diversified investments in first lien and second lien floating rate loans principally to large-market U.S.-based companies (collectively, “Senior Secured Floating Rate Loans” or “Loans”) which are commonly referred to as leveraged loans. We also invest in equity tranches of collateralized loan obligations (“CLOs”) which are securitized vehicles collateralized primarily by Loans and we may invest in debt tranches of CLOs. In addition, we may selectively invest in loans issued by middle market companies, mezzanine and unitranche loans and high yield bonds. Additionally, we may from time to time hold or invest in other equity investments and other debt or equity securities generally arising from a restructuring of Loan positions previously held by us. We utilize leverage to enhance our returns and we are limited under the 1940 Act as a BDC on the amount of leverage we can utilize.

Our Board of Directors has approved as a principal investment strategy that, under normal market conditions, we will invest at least 80% of our assets in Senior Secured Floating Rate Loans or CLOs that are pooled investment vehicles that invest primarily all of their assets in Senior Secured Floating Rate Loans. This investment objective is a non-fundamental policy and may be changed without a stockholder vote. Stockholders will receive 60 days advance notice of any change.

We are externally managed by American Capital ACSF Management, LLC, which we refer to as our Manager. Our Manager is an indirect subsidiary of a wholly-owned portfolio company of American Capital, Ltd. (“American Capital”), an investment company and alternative asset manager that is listed on The NASDAQ Global Select Market under the symbol “ACAS.” Because we have no employees, our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision of our Board of Directors.

We are a Maryland corporation, organized in February 2013. We commenced operations in October 2013 and completed our initial public offering in January 2014. Our principal place of business is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, and our telephone number is (301) 968-9310. We maintain a website that can be accessed at http://www.ACSF.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to SEC. Additional information regarding us, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below.
RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our common stock. Please also see the section entitled “Where You Can Find More Information” below.
USE OF PROCEEDS
We cannot determine precisely the number of shares of common stock that ultimately may be sold pursuant to the Plan, the extent to which shares will be purchased directly from us rather than in the open market, or the prices at which shares will be sold. The net proceeds from any purchases of common stock directly from us under the Plan would provide us with funds that we would expect to use for general corporate purposes. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and the availability of other funds. We will receive no proceeds from any shares of our common stock purchased in open market transactions.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Details of the Plan are set forth below in question and answer format. Further questions and correspondence should be directed to either American Capital Senior Floating, Ltd. (Attention: Investor Relations) or the Plan Administrator (defined below) at the following address:
Computershare Trust Company, N.A.
P.O. Box 30170
College Station, TX 77842-3170
1-800-733-5001 (U.S and Canada)
1-781-575-2879 (Outside U.S. and Canada)
www.computershare.com/investor
Purpose and Features

1.	What is the purpose of the Plan?
The purpose of the Plan is to enable participants (defined below) to increase their investment in our common stock over time. The dividend reinvestment component of the Plan provides participants with a simple and convenient method of automatically investing cash dividends and distributions in additional shares of our common stock, unless a stockholder elects to receive cash (see Question 9). No action is required on the part of a registered stockholder to have his, her or its cash dividends and distributions reinvested in shares of our common stock. Participants will have cash dividends and distributions automatically reinvested without charges for recordkeeping. The optional cash purchase component of the Plan permits participants to purchase shares of our common stock on a monthly basis in amounts, subject to certain exceptions, ranging from $50 to $10,000 or, with our prior approval, in excess of $10,000 (see Question 14). Participants may also take advantage of the custodial and reporting services provided by Computershare Trust Company, N.A. (the “Plan Administrator” or “Computershare”), at no additional cost.
Generally, we intend to issue new shares of common stock or treasury shares to implement the dividend reinvestment and optional cash purchase components of the Plan, subject to the Investment Company Act of 1940, as amended. However, we may instruct the Plan Administrator from time to time, in our sole discretion, to purchase shares of our common stock in the open market to fund the dividend reinvestment and/or optional cash purchase less than $10,000 components (see Question 16). Our determination will be based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors and may change at any time without prior notice to participants.

2.	What are the advantages of participating in the Plan?

•	The Plan provides participants with automatic reinvestment of dividends and other distributions on our common stock, unless a stockholder elects to receive cash. See Question 9.

•
The Plan also provides participants with the opportunity to purchase additional shares of common stock in accordance with the terms of the Plan, by investing additional cash from $50 to $10,000, or, with our prior approval, in excess of $10,000.

•
There are no transaction or processing fees, expenses or service charges on shares of our common stock purchased under the Plan with reinvested dividends. Participants will, however, pay a transaction and processing fee on purchases made with optional cash payments. See Question 4.

•	The price for newly issued or treasury shares of common stock purchased directly from us through the dividend reinvestment component may include a 1% discount from the market price.

•
The price for newly issued or treasury shares of common stock purchased directly from us through the optional cash purchase in excess of $10,000 component may include a discount from the market price ranging from 0% to 3%.

•
Funds invested in the Plan are fully invested through the purchase of fractional shares, as well as whole shares, and proportionate cash dividends on fractional shares are used to purchase additional shares.

•
There is a “share safekeeping” service that allows participants to deposit common stock certificates with the Plan Administrator and have their share ownership maintained on the Plan Administrator’s records as part of the Plan account. There is no charge for this service.

•
Participants will receive statements containing year-to-date information on all Plan transactions in their account within a reasonable time after a transaction occurs, which is designed to simplify their record keeping.

3.	What are the disadvantages of participating in the Plan?

•
For Federal income tax purposes, participants will generally be treated as having received dividend income on the dividend payment date and such dividend income generally will give rise to a tax liability even though no cash was actually received by participants.

•	No interest will be paid by us or the Plan Administrator on dividends held pending reinvestment or on optional cash purchase payments held pending investment. See Question 15.

•
Participants bear the risk of loss and the benefits of gain from market price changes for all of their shares of common stock. NEITHER WE NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

•
The price of our shares of common stock may fluctuate in the interim between your investment decision and the time of the actual purchase and may decline between the time you decide to sell and the time at which your shares of common stock are actually sold. The price for shares of common stock purchased under the Plan may exceed the price at which participants may be able to acquire such stock directly in the open market at any given time on the actual purchase date.

4.	Is there a cost to participate in the Plan?
We will pay all administrative costs associated with the reinvestment of dividends under the Plan. There are no transaction or processing fees, expenses or service charges under the Plan in connection with such purchases. If the Plan purchases shares with reinvested dividends in market transactions instead of directly from us, we will pay such fees on such purchases.
For the optional cash purchase component of the Plan, the Plan Administrator will charge participants a processing fee of $0.03 per share purchased in connection with any optional cash purchases made in the open market under the Plan. The processing fee includes any brokerage commissions that the Plan Administrator is required to pay. In addition, the Plan Administrator will charge participants a $5.00 transaction fee for optional cash purchase payments made by check or one-time online ACH, and a $2.50 transaction fee for each optional cash purchase payment made by recurring debit from a U.S. bank account. Such fees may change from time to time based on market conditions and without prior notice to participants.

Administration

5.	What does the Plan Administrator do?
The Plan Administrator administers the Plan for participants, keeps records, sends statement of accounts to participants, and performs other duties relating to the Plan, including the safekeeping of the shares purchased for each participant. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for our common stock.

Participation

6.	Who is eligible to participate?

You will be a participant (“participant”) in the Plan if: (a) you are a “registered holder;” that is, your shares are registered in your name on our stock transfer books, or (b) you are a broker, bank or other nominee (collectively, a “Nominee”) of a “beneficial owner” of shares of our common stock that are registered in your name as nominee and (c) you do not elect to receive dividends or distributions on all of your shares of our common stock in cash (see Question 9). Only Plan participants can make optional cash purchases under the Plan. If you do not currently own any of our common stock, you cannot make an initial investment in our common stock through the Plan.
If you live outside the United States, you should determine if there are any laws or governmental regulations that would prohibit your participation in the Plan, or affect the terms of the Plan, in which case you should opt-out of the Plan (see Question 28). We have the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations. Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine and consider carefully the tax treatment of Plan features.
The Plan is intended for the benefit of our investors and not for persons or entities who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of our common stock. Notwithstanding anything in the Plan to the contrary, we reserve the right at any time to exclude from participation in the Plan, or modify, suspend or terminate participation in the Plan by, any person or entity to the extent we deem it advisable or necessary in our sole discretion in order to comply with applicable laws.

7.	How do I participate in the Plan?
The Plan is an “opt-out” plan. No action is required on the part of a registered stockholder to participate in the Plan and have his, her or its cash dividends and distributions reinvested in shares of our common stock. If you are a registered stockholder and would rather receive a cash dividend, you must opt-out of the Plan by notifying the Plan Administrator (see Question 9).
If you are a beneficial owner, your cash dividends and distributions will be automatically reinvested in shares of our common stock under the Plan only if your Nominee provides this service to its clients and the Nominee has not elected, on your behalf, to opt-out of the Plan and receive cash dividends and distributions. Some Nominees do not provide this service to clients and regularly request cash dividends and distributions on all shares registered in their names. Therefore, if your shares are held for your account by a Nominee and you would like to participate in the Plan, you should contact your Nominee regarding how to do so, or become a stockholder of record by registering your shares in your name instead of a Nominee’s name.

8.	How does reinvestment of dividends under the Plan work?
As a participant, when our Board of Directors declares a cash dividend or distribution, on the distribution date for such dividend or distribution you will have credited to your Plan account the number of whole and fractional shares (computed up to six decimal places) that could be obtained, at the price determined in accordance with the answer to Question 17, with the cash, net of any applicable withholding taxes, that would have been paid to you if you were not a participant. Such shares will be acquired by the Plan Administrator for participants either (i) through receipt of newly issued or treasury shares of common stock from us, (ii) by purchase of outstanding shares of common stock on the open market (see Question 16) or (iii) a combination of the methods described in clauses (i) and (ii) above.

9.	What if a stockholder would rather receive cash instead of reinvesting their dividends?
If you are a registered stockholder and would rather receive a cash dividend, you should opt-out of the Plan by notifying the Plan Administrator through the Internet, by telephone or in writing that you would like to terminate your participation in the Plan. You may terminate your participation in the Plan at any time. The procedure for terminating participation in the Plan is explained in the answer to Question 28. If you are a beneficial owner whose Nominee has opted into the Plan and would rather receive a cash dividend, you should contact your Nominee to opt-out of the Plan.

10.	What if a stockholder wishes to receive a cash dividend on only some of the stockholder's shares?
If participants wish to receive dividends and distributions in cash on some of their shares, and have the remaining dividends and distributions reinvested, the Plan Administrator must be notified to that effect. This may be done by calling the Plan Administrator or accessing your Plan account at the Plan Administrator's website, www.computershare.com/investor. The notice of partial participation must be specific as to the number of whole shares with respect to which distributions shall be paid in cash pursuant to the Plan. With respect to any dividends and distributions, any election of partial participation in the Plan shall be effective only if notice of such election is received by the Plan Administrator before the record date of such dividends and distributions. A partial participant will receive dividends and distributions in cash only with respect to the number of whole shares that have been specified. On any other shares registered in the participant's name or other shares credited to their Plan account on the books of the Plan Administrator, the corresponding dividends and distributions will be reinvested.

11.	How can I make an optional cash purchase?
Participants may make an optional cash purchase for additional shares of common stock at any time, subject to the limitations listed in the response to Question 13 below.

Participants may do so in one of three ways:
(a) By Check. Participants can make additional cash investments by sending a check ($50 to $10,000), payable to Computershare-American Capital Senior Floating, Ltd., in U.S. dollars drawn on a U.S. bank, to the address above. Cash, traveler’s checks, money orders or third party checks are not acceptable. Optional cash investments may be mailed to the Plan Administrator with the tear-off portion of the account statement or via detailed written instructions and enclosed in the return envelope with each statement, or mailed to the address specified on the statement. Checks must be received by the Plan Administrator at least one (1) business day before an investment date in order to be invested on that date. When investing by check, participants do not need to invest the same amount each time and are under no obligation to make investments in any month or at any particular time.
(b) By One-Time Online Bank Debit. A registered holder of our common stock can make an investment online ($50 to $10,000) by logging on to www.computershare.com/investor, selecting “Investor Centre,” and following the online instructions. Registered holders should refer to the online confirmation for their bank account debit date and investment date. When investing by one-time online bank debit, registered holders do not need to invest the same amount each time and are under no obligation to make investments in any month or at any particular time.
(c) By Recurring Automatic Debits from a U.S. Bank Account. A registered holder may also authorize the Plan Administrator, on a direct debit authorization form or the Plan Administrator’s website, www.computershare.com/investor, to make recurring monthly purchases of a specified dollar amount ($50 to $10,000) paid for by automatic withdrawal from the registered holder’s U.S. bank account. Funds will be withdrawn from the bank account, via electronic funds transfer, on the 10th day of each month (or the next business day if the 10th day is not a business day). Requests will be processed and will become effective as promptly as practicable; however, registered holders should allow two to four weeks for the first investment to be initiated. Automatic deductions will continue at the level set until a registered holder changes his, her or its instructions by notifying the Plan Administrator. To terminate monthly purchases by automatic withdrawal, written, signed instructions must be sent to the Plan Administrator. Alternatively, you can terminate monthly deductions through www.computershare.com/investor. It is the responsibility of the registered holder to notify the Plan Administrator if any direct debit information changes.

12.	Are funds held in my Plan account insured?
No. Funds held in your Plan account pending investment or return are not treated as a bank deposit or account and are not insured by the FDIC or any other governmental agency or instrumentality.

13.	What are the limitations on the amount of optional cash purchases?
Participants may make optional cash purchases of $50 to $10,000 or, with our prior approval, in excess of $10,000 per month, in accordance with the terms of the Plan.
If any check, draft or electronic funds transfer that is tendered or ordered by a participant as payment to the Plan Administrator to purchase common stock is dishonored, refused or returned, such participant agrees that the purchased shares when credited to the participant’s account may be sold, on the Plan Administrator’s order, without the participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Plan Administrator’s returned check or failed electronic payment fee of $25.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, such participant authorizes the Plan Administrator to sell additional shares then credited to the participant’s account as necessary to cover the amount owing, without the participant’s further consent or authorization. The Plan Administrator may sell shares to cover an amount owing as a result of the participant’s order in any manner consistent with applicable securities laws. Any sale for that purpose on a national securities market will be considered to be commercially reasonable. A participant grants the Plan Administrator a security interest in all shares credited to such participant’s account, including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

14.	How do I make monthly optional cash purchases in excess of $10,000?
Request for Waiver. Cash purchases of more than $10,000 per month may be made only pursuant to our acceptance of a request to make such a purchase. If participants wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by us) for any month, participants must obtain our prior written approval with a form (“Request for Waiver”) and a copy of such written approval must accompany any such optional cash purchase. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. Unless the participant has complied with these procedures, any amount submitted for investment over $10,000 will be returned without interest.
We expect to approve requests for optional cash purchases in excess of $10,000 from financial intermediaries, including brokers and dealers, and other participants from time to time.

Participants may ascertain whether we are accepting Requests for Waivers in any given month, and certain other important information, by contacting us at (301) 968-9312 (or such other number as we may establish from time to time). Participants should generally contact us prior to the fourth business day of each month to determine whether we are accepting such requests.
Participants may make a Request for Waiver by contacting Investor Relations at IR@acsf.com or by downloading the Request for Waiver form on our website, www.ACSF.com. Completed Request for Waiver forms should be submitted to us via email at DSPP@ACSF.com (or such other address as we may establish from time to time) or facsimile at (301) 968-9311 (or such other number as we may establish from time to time) no later than two business days prior to the applicable Pricing Period (defined below). We will notify the participant as to whether the Request for Waiver has been granted or denied, either in whole or in part, generally within one business day of the receipt of the request. If the Request for Waiver is granted in part, we will advise the participant of the maximum amount that will be accepted in connection with the purchase. If the request is approved, the Plan Administrator must receive the funds for the purchase prior to or on the applicable date specified by the Plan Administrator for the relevant Pricing Period (which typically will be one business day prior to the applicable Pricing Period). If a response is not received in connection with the Request for Waiver, the participant should assume that the request has been denied.
We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan, at any time and from time to time, prior to the granting of any Request for Waiver. For more information regarding a particular Pricing Period (including applicable Pricing Period start dates), please contact us at (301) 968-9312.
Purchase Price of Shares for Optional Cash Purchases in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a “Threshold Price” as more fully described below. The purchase price may be reduced by the Waiver Discount (defined below) that we have provided for optional cash purchases in excess of $10,000 on each Investment Date. If we grant the request to purchase shares pursuant to a Request for Waiver, there will be a “Pricing Period”, which will generally consist of one to five separate days during which our common stock is quoted on The NASDAQ Global Market. Each of these separate days during the applicable Pricing Period will be an “Investment Date”, and an equal proportion of your optional cash purchase will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Investment Date will be equal to 100% (subject to change as provided below) of the consolidated volume weighted average price, rounded to four decimal places, of our common stock as quoted on The NASDAQ Global Market only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m. (up to and including the closing print), Eastern time, for that Investment Date.
The Plan Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of our common stock on each Investment Date of the applicable Pricing Period.
Threshold Price. For any given Pricing Period, we may establish a minimum price (or the Threshold Price) applicable to optional cash purchases made pursuant to a Request for Waiver. At least one business day prior to the first day of the applicable Pricing Period, we will decide whether to establish a Threshold Price, and if so, its amount. We will notify the Plan Administrator as to the amount of the Threshold Price, if any. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, current and projected capital needs and after consideration of any legal or regulatory requirements.
If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the consolidated volume weighted average price, rounded to four decimal places, of our common stock as quoted on The NASDAQ Global Market, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m. (up to and including the closing print), Eastern time, for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the unsolicited consolidated volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no shares of common stock are quoted on The NASDAQ Global Market. For example, if the Threshold Price is not met for two of the trading days in a five-day Pricing Period, then we will return 40% of the funds you submitted in connection with your Request for Waiver unless we have activated the pricing period extension feature for the Pricing Period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the pricing period extension feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which no shares of our common stock are quoted on The NASDAQ Global Market, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is five days, and the Threshold Price is not satisfied for two out of those five days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the pricing period extension feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next two trading days (or a subset thereof), then those two days (or a subset thereof) will become Investment Days in lieu of the two days on which the Threshold Price was not met. As a result, because there were five trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

Continuous Settlement Feature. If we elect to activate the continuous settlement feature, shares will be available to participants within three business days following each Investment Date beginning on the first trading day in the applicable Pricing Period and ending on the final trading day in the applicable Pricing Period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the continuous settlement feature at the time of the Request for Waiver form acceptance.
Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $10,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no shares of common stock are quoted on The NASDAQ Global Market (“unsubscribed funds”). Any unsubscribed funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days during which the Threshold Price was not met compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a five day Pricing Period will equal one-fifth (1/5) of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.
The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash purchases in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Plan Administrator is required to give you notice of the Threshold Price for any Pricing Period.
Waiver Discount. We may establish a discount from the market price applicable to optional cash purchases in excess of $10,000 made pursuant to a Request for Waiver. This discount (or the Waiver Discount) may be between 0% and 3% of the purchase price, and may vary each month and for each Pricing Period. The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds, current and projected capital needs and after consideration of any legal or regulatory requirement. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discounts will apply only to optional cash purchases of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discounts will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000.

15.	Will I earn interest on funds in my Plan account prior to investment or return to me?
No. Interest will not be paid on funds deposited by you in your Plan account pending investment or return to you.

Purchase of Shares under the Plan

16.	What is the source of shares purchased under the Plan?
Generally, we intend to issue shares of common stock to implement the dividend reinvestment and optional cash purchase components of the Plan, subject to the provisions of the Investment Company Act of 1940, as amended. At our discretion, shares sold to the Plan Administrator in such cases may be either newly issued shares or treasury shares.

However, for dividend reinvestments and optional cash purchases of less than $10,000, we may instruct the Plan Administrator not to acquire newly issued or treasury shares, and instead to buy shares in the open market, if (i) the market price per share of our common stock on any such purchase date (including but not limited to the dividend or distribution payment date) does not exceed the net asset value per share of our common stock as of the end of the most recently completed fiscal quarter (or as of such other time as may be determined by us) or (ii) we have advised the Plan Administrator that since such net asset value was last determined we have become aware of events that indicate the possibility of a change in per share net asset value as a result of which the net asset value of our common stock on such eligible purchase date might be higher than the current market price of our common stock. We also do not expect to accept Requests for Waivers for optional cash purchases in excess of $10,000 in such instances.

Open market purchases may be made on any securities exchange where the shares of our common stock are traded, in the over-the-counter market or in privately negotiated transactions with third persons, and may be on such terms as to price, delivery and otherwise as we may determine. If the Plan Administrator buys shares on the open market, it is possible that by the time the Plan Administrator has completed its purchases, the average per share purchase price paid by the Plan Administrator may exceed the price at which the newly issued shares would have been credited, or the shares' net asset value. As a result, there would be credited to your Plan account a smaller number of shares than would have been credited if the dividend or distribution had been paid in newly issued or treasury shares.

For purposes of Question 16, the market price of our common stock on a particular purchase date will be the consolidated volume weighted average price, rounded to four decimal places, of our common stock as quoted on The NASDAQ Global Market, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m. (up to and including the closing print), Eastern time.

17.	At what price will shares be purchased under the Plan?
The price of shares purchased through dividend reinvestment will be determined as follows:

•
If the shares are purchased directly from us, the purchase price will be the consolidated volume weighted average price, rounded to four decimal places, of our common stock as quoted on The NASDAQ Global Market, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m. (up to and including the closing print), Eastern time, for that purchase date, less at times a 1% discount in our sole discretion.

•	If the shares are purchased in the open market, the purchase price will be the weighted average price per share of the shares of common stock purchased.

The price of shares for optional cash purchases of less than $10,000 will be determined as follows:

•
If the shares are purchased directly from us, the purchase price will be the consolidated volume weighted average price, rounded to four decimal places, of our common stock as quoted on The NASDAQ Global Market, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m. (up to and including the closing print), Eastern time, for that purchase date.

•	If the shares are purchased in the open market, the purchase price will be the weighted average price per share of the shares of common stock purchased.
The price of shares for optional cash purchases in excess of $10,000 will be determined as described in Question 14 above.

18.	When will shares of our common stock be purchased under the Plan?
Dividend Reinvestments. In the months in which dividends are paid, dividends will be invested beginning on the dividend or distribution payment date. If the shares of our common stock are to be newly issued or treasury shares, such shares will be issued or delivered on the dividend or distribution payment date. If our shares of common stock are to be purchased by the Plan Administrator in the open market, the Plan Administrator will make every effort to invest any dividends it receives promptly beginning on each dividend or distribution payment date, and in no event later than thirty days from such date, except where necessary under any applicable federal securities laws.
Optional Cash Purchases up to $10,000. For common stock acquired directly from us, the purchase date will generally be on the 15th calendar day of each month, or the next trading day if the 15th day is not a trading day. For common stock acquired in market transactions, purchases will begin on the 15th calendar day of each month, or the next trading day if the 15th day is not a trading day, and will be completed no later than thirty-five (35) days following such date, except where reinvestment of such funds at a later date is necessary or advisable under applicable securities laws. The Plan Administrator will commingle all funds received from participants. Once a participant has placed an order, he, she or it may not request a cash refund or otherwise change the order.
Optional Cash Purchases in excess of $10,000. See Question 14.
No interest will be paid on funds pending investment held by the Plan Administrator.

Reports to Participants

19.	What accounts are maintained for participants and what reports on these accounts do participants receive?
The Plan Administrator will maintain a separate Plan account for each participant. All shares issued to participants under the Plan will be credited to their Plan account. The Plan Administrator will mail to each participant a statement confirming the issuance of shares within fifteen days after the allocation of shares is made. The statement will show the amount of the dividend or distribution, the price at which shares were credited, the number of full and fractional shares credited, the number of shares previously credited and the cumulative total of shares credited. For market order sales, the time of sale will be provided. For any shares acquired in the Plan, specific cost basis information will be included in your statement in accordance with applicable law. In addition, participants will receive copies of our annual and quarterly reports to stockholders, proxy statements and dividend income information for tax purposes. Participants may also view year-to-date transaction activity in their Plan account under the Plan for the current year, as well as activity in prior years, by accessing their Plan account at www.computershare.com/investor.

Voting of Shares

20.	How will a participant’s shares be voted at meetings of stockholders?
Participants will receive a proxy card covering the total number of shares held, including shares credited to their Plan account. If a proxy card is returned properly signed, but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, the corresponding shares will be voted in accordance with the recommendation of our Board of Directors. If the proxy card is not returned, or it is unexecuted or improperly executed, the corresponding shares will not be voted unless the participant or their duly appointed representative votes in person at the meeting. If you are a beneficial owner, you should contact your Nominee with regards to any voting instructions.

Certificates for Shares/Safekeeping

21.	Will certificates be issued for shares issued under the Plan?
No. Certificates for shares issued under the Plan generally will not be furnished; rather, shares will be held in book entry form in the participant’s Plan account. Registered holders may receive stock certificates for shares in their Plan account by submitting a request to the Plan Administrator. If you are a beneficial owner and wish to receive stock certificates, you should become a stockholder of record by having a part or all of your shares of our common stock registered to your own name. If your shares are held in the name of a Nominee, you should contact the Nominee for details. There may be a fee for certificate issuance.

If you terminate your participation in the Plan (see Question 28), your whole shares will continue to be held in book-entry form via the Plan Administrator’s Direct Registration System (“DRS”) in an account in the name under which you registered, or in the name of the account in which you owned securities at the time you became a participant, unless you are a registered holder and request to receive stock certificates as described above. In either case, you will receive a check in payment for any fractional shares in your account, valued at the then-current market price of our common stock, less any applicable processing fees and any other costs of sale. You may also request through the Internet, by telephone or in writing that a specified number of whole shares credited to your Plan account be moved to DRS.

22.	In whose name will your Plan account be registered?
The Plan account will be maintained in the name under which you registered, or in the name of the account in which you owned securities, at the time you became a participant.

23.	Can stock certificates be deposited into a stockholder’s Plan account for safekeeping?
Yes. A participant can deposit certificate(s) for shares of our common stock into their Plan account. To deposit shares, send the certificate(s) to the Plan Administrator, at the address provided above (immediately before Question 1), by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured. Do not sign the certificate(s) or complete the assignment section. When submitting certificate(s) for deposit into the Plan account, be sure to include a written request to have the certificate(s) deposited. Shares that are deposited will be credited in book-entry form to the Plan account. The advantages of holding shares in book-entry form include protection against certificate loss, theft, and damage.

24.	How do I sell or transfer shares in my account?
Participants may sell or transfer shares in their account by contacting the Plan Administrator. Shares may be sold through a market order or a batch order, depending on how the sale request is submitted.
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Plan Administrator directly at 1-800-733-5001 (within the United States and Canada) or 1-781-575-2879 (outside the United States and Canada). Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The Plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan administrator directly at 1-800-733-5001 (within the United States and Canada) or 1-781-575-2879 (outside the United States and Canada). If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service charge of $20.00 and processing fees of $0.03 per share.*

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through Investor Centre, by calling the Plan Administrator directly at 1-800-733-5001 (within the United States and Canada) or 1-781-575-2879 (outside the United States and Canada) or in writing. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause a Participant’s shares to be sold on the open market within five business days of receipt of a request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling program participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service charge of $10.00 and processing fees of $0.03 per share.* Proceeds are normally paid by check, which are distributed within 24 hours after a Participant’s sale transaction has settled.
The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Participants should contact the Plan Administrator to determine if their particular request, including any sales request, must be submitted in writing. The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.
Participants should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. If a participant prefers to have complete control as to the exact timing and sales prices, participants can request to transfer the shares to a broker.
*All per share fees described in this Question 24 include any brokerage commissions the Plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.

Dividends and Stock Splits

25.	What happens if we issue a stock dividend or declare a stock split?
Any stock dividends or split shares we distribute on shares of our common stock (whole and fractional) with respect to both certificated and book-entry shares will be credited automatically to the participant’s Plan account in book-entry form.

Federal Tax Consequences of Acquiring Shares under the Plan

The summary set forth in Questions 26 and 27 below is intended only as a general discussion of the current United States federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to a particular participant in light of its personal investment circumstances, or to certain types of participants (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers or foreign persons) subject to special treatment under the federal income tax laws. This discussion is based on various rulings of the Internal Revenue Service (the “IRS”) regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. Additionally, this discussion is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any participant in the Plan will not be successfully challenged by the IRS. THEREFORE, YOU ARE STRONGLY ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR IN THIS REGARD.

26.	What is the tax treatment of a participant that acquires shares in lieu of cash dividends under the Plan?
Participants who, pursuant to the Plan, receive shares in lieu of the cash distributions to which they would have otherwise been entitled will be treated for federal income tax purposes as having received, on the distribution payment date, a taxable distribution in an amount equal to the fair market value of such shares as determined by the Board of Directors on the Closing Date. The tax basis of the shares issued pursuant to the Plan will equal the amount included in income as a result of the participant’s receipt of such shares.
Distribution payments to a Plan participant will be subject to U.S. withholding tax to the same extent as a cash distribution. In that case, the amount of tax to be withheld will be deducted from the amount of the cash distribution that would have otherwise been made to the participant and only the reduced amount will be reinvested in Plan shares. If withholding results in an overpayment of taxes, a refund may be obtained.
Participants will not realize any taxable income upon receipt of a certificate for whole shares credited to their Plan account either upon their request for a specified number of shares or upon termination of participation in the Plan.
For additional information on the tax consequences of participation in the Plan, please consult your own tax advisor.

27.	What is the tax treatment of a participant that acquires shares at a discount through an optional cash purchase?
The IRS has privately ruled that stockholders who acquire stock at a discount to fair market value pursuant to a stock purchase and dividend reinvestment plan of a business development company will not be treated as receiving dividend income in respect of the discount unless such stockholder also participates in the reinvestment of dividends under such plan. Private letter rulings are not precedent and may not be relied upon by any taxpayer other than the taxpayer to whom the ruling is addressed. Nevertheless, such rulings often reflect the thinking of the IRS at the time of the ruling. Under the analysis adopted by the IRS in those rulings, the tax treatment of a purchase of shares under the Plan with an initial cash purchase by a prospective investor or a cash purchase by an existing stockholder may differ depending on whether the purchaser is participating in the dividend reinvestment feature of the Plan.
If you are not participating in the dividend reinvestment feature of the Plan, you may not be treated for federal income tax purposes as having received a distribution from us equal to the amount of the discount. In that case, your tax basis in the shares purchased will equal the purchase price for such shares.
On the other hand, if you participate in the dividend reinvestment feature of the Plan, you may be treated for federal income tax purposes as having received a distribution from us upon a cash purchase of shares in an amount equal to the excess, if any, of (i) the per share fair market value of the purchased shares multiplied by the number of shares (including any fractional share) purchased, plus any trading fees or service charges that we pay on your behalf, over (ii) the purchase price of such shares, taking into account any discount. In the case of participants who are subject to withholding tax in respect of amounts deemed to be received under the Plan (see above), we or the Plan Administrator will reinvest dividends less the amount of tax required to be withheld. If withholding results in an overpayment of taxes, a refund may be obtained.
If you participate in the dividend reinvestment feature of the Plan, you will receive a tax basis in shares acquired through a cash purchase equal to the purchase price you paid for the shares plus the amount of income you recognized as a result of any cash purchase. The holding period for shares (including a fractional share) acquired under the Plan generally will begin on the day after the shares were acquired.

Modification and Termination

28.	What happens if a participant wishes to terminate participation in the Plan?
Participants may terminate participation in the Plan at any time by notifying the Plan Administrator through the Internet, by telephone or in writing. If the notice to terminate is received by the Plan Administrator near a record date for a dividend or distribution payment, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing Participant. If such dividends are reinvested, the Plan Administrator will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. Participants may cancel an optional cash purchase of $10,000 or less by advising the Plan Administrator at least two (2) business days before the applicable purchase date. The Plan Administrator will return the funds from a canceled purchase without interest as soon as practical. No refund of a check or ACH debit will be made until the funds have been actually received by the Plan Administrator. For cash purchases of more than $10,000 per month, see Question 14.
Upon termination of participation, your whole shares will continue to be held in book-entry form via DRS in an account in the name under which you registered, or in the name of the account in which you owned securities, at the time you became a participant, unless you have also submitted a request to the Plan Administrator to receive stock certificates for your shares. If you have requested stock certificates, you will receive a check in payment for any fractional shares in your account, valued at the then-current market price of our common stock, less any applicable processing fees and any other costs of sale. If you prefer, you can request (through the Internet, by telephone or in writing) that your full shares of our common stock held by the Plan Administrator be sold, and you will receive a check for the proceeds, valued at the then-current market price of our common stock, less any applicable service charges, processing fees and any other costs of sale.

29.	May the Plan be amended, suspended or terminated?
We, along with the Plan Administrator, may amend, suspend or terminate the Plan at any time. Any such amendment, suspension or termination will be effective upon a designated dividend record date.  Notice of such amendment, suspension or termination will be provided by us at least thirty (30) days prior to such record date through disclosure on our website and our filing of a Form 8-K with the Securities and Exchange Commission.
If the Plan is terminated, whole shares will continue to be held in book-entry form via DRS in your Plan account, unless you are a registered holder and request to receive a stock certificate (see Question 21). You will also receive a check as payment for any fractional shares held in your Plan account, valued at the then-current market price of our common stock, less any applicable service charges, processing fees and any other costs of sale.

Plan Administrator Responsibilities

30.	What are the Plan Administrator’s responsibilities under the Plan?
The Plan Administrator will not be liable under the Plan for any act done by the Plan Administrator in good faith or for any good faith omission to act including, without limitation, any claims for liability (a) arising out of failure to terminate a participant’s participation in the Plan upon the participant’s death prior to receipt of notice in writing of such death; (b) with respect to the prices at which shares are purchased or sold for the participant’s account and the time such purchases or sales are made; and (c) relating to the value of the shares acquired for the participant’s Plan account.
The Internal Revenue Code of 1986, as amended, imposes certain reporting obligations upon brokers and other middlemen. As a result, the Plan Administrator will be required to report to the IRS and the participant any sales of stock by the Plan Administrator on behalf of a participant.

31.	What if I have additional questions about the Plan?
If you are a registered stockholder, additional questions about the Plan should be directed to the Plan Administrator. If you are the beneficial owner of shares held by a Nominee, contact your Nominee for more information. They can contact the Plan Administrator directly for instructions on how to participate on your behalf.

PLAN OF DISTRIBUTION
The Plan allows for dividends and distributions on our common stock to be automatically reinvested into additional shares of our common stock, unless a stockholder elects to receive cash, and for Plan participants to purchase additional shares of our common stock. In each case, the Plan Administrator may acquire such shares either through open market purchases or through receipt of newly issued or treasury shares of common stock from us. We will pay all administrative costs associated with the reinvestment of dividends under the Plan. For optional cash purchases under the Plan, the Plan Administrator will charge participants certain administrative expenses. See Question 4 under “Dividend Reinvestment and Stock Purchase Plan” above.
In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waivers by or on behalf of participants or other investors who may be engaged in the securities business. Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.
Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.
LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Arnold & Porter LLP, Washington, D.C.
EXPERTS
The consolidated financial statements of American Capital Senior Floating Ltd. appearing in American Capital Senior Floating Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. Our SEC filings are also available to you, free of charge, on the SEC’s website at http://www.sec.gov. You may also obtain additional information by visiting our website at http://www.ACSF.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus or any other report or document we file with or furnish to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus which has been previously filed, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information included or incorporated by reference in this prospectus. We have filed the documents listed below with the SEC (File No. 814-01025) under the Exchange Act and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 27, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 14, 2015;

•	our Current Report on Form 8-K, filed on May 22, 2015;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A, filed on April 8, 2015; and

•	the description of our common stock set forth in our registration statement on Form 8-A filed on January 15, 2014, and any amendment or report filed for the purpose of updating such description.
All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed document. In addition, all documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereby will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed document.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to American Capital Senior Floating, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, telephone number (301) 968-9310.

Dividend Reinvestment and Stock Purchase Plan

4,000,000 Shares
Common Stock

 __________________________________________________
P R O S P E C T U S
  __________________________________________________
Dated: July 2, 2015

PART II .
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth the estimated costs and expenses expected to be incurred in connection with the issuance and distribution of the shares of common stock of American Capital Senior Floating, Ltd. (the “Registrant”) being registered, all of which are being borne by the Registrant.

SEC registration fee	$6,000
Printing and engraving expenses	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	20,000
Miscellaneous	—
Total	$41,000

Item 15.	Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include a provision in its charter limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law. The Registrant’s charter authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the ultimate entitlement to indemnification. The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served any predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or any predecessor of the Registrant.
Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met. These provisions on indemnification and limitation of liability are subject to the limitations of the 1940 Act that prohibit us from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the court of the issue.

Item 16.	Financial Statements and Exhibits
The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit	Description
*3.1	American Capital Senior Floating, Ltd. Articles of Amendment and Restatement, incorporated herein by reference to Exhibit 3.1 to Form 10-Q (File No. 814-01025), filed May 15, 2014.

*3.2	American Capital Senior Floating, Ltd. Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to Form 10-Q (File No. 814-01025), filed May 15, 2014.

*4.1
Instruments defining the rights of holders of securities: See Article VI of our Articles of Amendment and Restatement, incorporated herein by reference to Exhibit 3.1 to Form 10-Q (File No. 814-01025), filed May 15, 2014.

*4.2
Instruments defining the rights of holders of securities: See Article VII of our Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to Form 10-Q (File No. 814-01025), filed May 15, 2014.

*4.3	Form of Certificate of Common Stock, incorporated herein by reference to Exhibit 2.d.3 to Amendment No. 1 to Form N-2 (Registration Statement No. 333-190357), filed December 20, 2013.

5.1	Opinion of Arnold & Porter LLP relating to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.
 _________________

*	Previously filed.

Item 17.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the

Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on July 2, 2015.

AMERICAN CAPITAL SENIOR FLOATING, LTD.

By:	/s/ Samuel A. Flax
Name:	Samuel A. Flax
Title:	Executive Vice President and Secretary
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chair and Chief Executive Officer	July 2, 2015
Malon Wilkus	(Principal Executive Officer)
*	Chief Financial Officer and	July 2, 2015
John R. Erickson	Executive Vice President (Principal Accounting and Financial Officer)
*	Director	July 2, 2015
Phyllis R. Caldwell
*	Director	July 2, 2015
Gil Crawford
*	Director	July 2, 2015
Larry K. Harvey
*	Director	July 2, 2015
Stan Lundine

* By:	/s/ Samuel A. Flax
Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description
*3.1	American Capital Senior Floating, Ltd. Articles of Amendment and Restatement, incorporated herein by reference to Exhibit 3.1 to Form 10-Q (File No. 814-01025), filed May 15, 2014.

*3.2	American Capital Senior Floating, Ltd. Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to Form 10-Q (File No. 814-01025), filed May 15, 2014.

*4.1
Instruments defining the rights of holders of securities: See Article VI of our Articles of Amendment and Restatement, incorporated herein by reference to Exhibit 3.1 to Form 10-Q (File No. 814-01025), filed May 15, 2014.

*4.2
Instruments defining the rights of holders of securities: See Article VII of our Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to Form 10-Q (File No. 814-01025), filed May 15, 2014.

*4.3	Form of Certificate of Common Stock, incorporated herein by reference to Exhibit 2.d.3 to Amendment No. 1 to Form N-2 (Registration Statement No. 333-190357), filed December 20, 2013.

5.1	Opinion of Arnold & Porter LLP relating to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.
 _________________

*	Previously filed.